Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 9, 2019, Pluralsight, Inc., a Delaware corporation ("Pluralsight" or the "Company") completed the acquisition of GitPrime, Inc., a Delaware corporation ("GitPrime") pursuant to the terms of that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 30, 2019, by and among the Company, Sundance Merger Sub, Inc., an indirect subsidiary of the Company, GitPrime, and Fortis Advisors LLC solely in its capacity as the representative of GitPrime's securityholders.

The following unaudited pro forma condensed combined balance sheet for the year ended December 31, 2018 is based on the historical financial statements of the Company and GitPrime after giving effect to the Company’s acquisition of GitPrime and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, combines the Company’s historical results with GitPrime’s historical results for the calendar year ended December 31, 2018 after giving effect to the Company’s acquisition of GitPrime and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet is presented as if the acquisition of GitPrime had occurred on December 31, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 is presented as if the acquisition of GitPrime had occurred on January 1, 2018.

The preliminary allocation of the consideration transferred used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary allocation of consideration transferred is subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition.

The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the acquisition. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the acquisition had been consummated on the dates indicated. The pro forma adjustments are based upon information and assumptions available at the time of filing this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K/A for the year ended December 31, 2018 and the Cautionary Note Regarding Forward-Looking Statements provided therein, and GitPrime’s historical financial statements and notes thereto as of and for the year ended December 31, 2018, included as Exhibit 99.1 in this Current Report on Form 8–K/A.

PLURALSIGHT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2018

(in thousands)

	Historical		Pro Forma Adjustments	Adjustment Reference	Pro Forma Combined
	Pluralsight	GitPrime

Assets
Current assets:
Cash and cash equivalents	$194,306	$8,460	$(169,161)	(1)	$33,605
Accounts receivable, net	63,436	869	—		64,305
Prepaid expenses and other current assets	8,323	107	(63)	(2)	8,367
Total current assets	266,065	9,436	(169,224)		106,277
Property and equipment, net	31,641	1,367	—		33,008
Content library, net	7,050	—	—		7,050
Intangible assets, net	1,759	—	24,800	(3)	26,559
Goodwill	123,119	—	135,643	(4)	258,762
Restricted cash	16,765	—	—		16,765
Other assets	1,064	7	—		1,071
Total assets	$447,463	$10,810	$(8,781)		$449,492
Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,160	$322	$—		$7,482
Accrued expenses	32,047	581	835	(5)	33,463
Accrued author fees	10,002	—	—		10,002
Deferred revenue	157,695	2,484	(1,358)	(2),(6)	158,821
Current portion of long-term debt	—	284	(284)	(7)	—
Total current liabilities	206,904	3,671	(807)		209,768
Deferred revenue, net of current portion	14,886	—			14,886
Long-term debt, less current portion, net	—	245	(245)	(7)	—
Facility financing obligation	15,777	—	—		15,777
Other liabilities	1,303	220	(220)	(7)	1,303
Total liabilities	238,870	4,136	(1,272)		241,734
Commitments and contingencies
Redeemable convertible preferred stock	—	14,105	(14,105)	(8)	—
Stockholders’ equity (deficit):					—
Preferred stock	—	—	—		—
Common stock	—	1	(1)	(8)	—
Class A common stock	7	—	—		7
Class B common stock	6	—	—		6
Class C common stock	1	—	—		1
Additional paid-in capital	456,899	108	(108)	(8)	456,899
Accumulated other comprehensive loss	(41)	—	—		(41)
Accumulated deficit	(355,446)	(7,540)	7,134	(8)	(355,852)
Total stockholders’ equity (deficit) attributable to Pluralsight, Inc.	101,426	(7,431)	7,025		101,020
Non-controlling interests	107,167	—	(429)	(9)	106,738
Total stockholders’ equity (deficit)	208,593	(7,431)	6,596		207,758
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$447,463	$10,810	$(8,781)		$449,492

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PLURALSIGHT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2018

(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Adjustment Reference	Pro Forma Combined
	Pluralsight	GitPrime

Revenue	$232,029	$3,215	$—		$235,244
Cost of revenue	62,615	770	4,865	(10),(11)	68,250
Gross profit	169,414	2,445	(4,865)		166,994
Operating expenses:
Sales and marketing	158,409	2,508	3,063	(10),(11)	163,980
Technology and content	69,289	2,129	3,846	(11)	75,264
General and administrative	78,418	1,465	604	(11)	80,487
Total operating expenses	306,116	6,102	7,513		319,731
Loss from operations	(136,702)	(3,657)	(12,378)		(152,737)
Other (expense) income:
Interest expense	(6,826)	(117)	117	(12)	(6,826)
Loss on debt extinguishment	(4,085)	—	—		(4,085)
Change in fair value of financial instruments	—	(1,154)	1,154	(12)	—
Other income, net	1,504	26	—		1,530
Loss before income taxes	(146,109)	(4,902)	(11,107)		(162,118)
Provision for income taxes	(664)	(1)	—		(665)
Net loss	$(146,773)	$(4,903)	$(11,107)		$(162,783)
Less: Net loss attributable to non-controlling interests	(49,660)		(5,251)	(13)	(54,911)
Net loss attributable to Pluralsight, Inc.	$(97,113)		$(5,856)		$(107,872)
Less: Accretion of Series A redeemable convertible preferred units	(176,275)		—		(176,275)
Net loss attributable to common shares	$(273,388)		$(5,856)		$(284,147)
Net loss per share, basic and diluted	$(0.72)			(14)	$(0.80)
Weighted-average common shares used in computing basic and diluted net loss per share	62,840				62,840
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PLURALSIGHT, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of the fair value of consideration transferred over the fair value of identifiable assets acquired and liabilities assumed at the acquisition date.

The Company has made significant assumptions and estimates in determining the consideration transferred and the preliminary allocation of the consideration transferred in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the GitPrime acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisitions, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2018 and GitPrime’s historical financial statements and notes thereto as of and for the year ended December 31, 2018.

Note 2. GitPrime Acquisition

On May 9, 2019, Pluralsight completed its acquisition of GitPrime, pursuant to a Merger Agreement dated as of April 30, 2019 by and among the Company, Sundance Merger Sub, Inc., an indirect subsidiary of the Company, GitPrime, and Fortis Advisors LLC solely in its capacity as the representative of GitPrime's securityholders.

The total purchase price for Pluralsight's acquisition was $169.2 million in cash.

Preliminary Allocation of Consideration Transferred

Total consideration transferred was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their preliminary fair values at the acquisition date as set forth below. The Company believes that the acquisition of GitPrime was a technology investment that will enhance its product offering by adding additional capabilities to measure the application of skills, which will further accelerate its leadership as the technology skills development platform. Management estimated the fair values of tangible and intangible assets and liabilities in accordance with the applicable accounting guidance for business combinations. The preliminary amount of consideration transferred is subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. The Company expects the allocation of the consideration transferred to be final within the measurement period.

The Company's preliminary allocation of consideration transferred for the GitPrime acquisition to be as follows (in thousands):

Estimated Fair Value
Cash	$5,290
Accounts receivable	1,798
Other assets acquired	207
Property and equipment	223
Intangible assets	24,800
Goodwill	138,603
Total assets acquired	170,921
Deferred revenue	1,367
Other liabilities assumed	393
Total net assets acquired	$169,161

Note 3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements give effect to the following pro forma adjustments:

(1)Adjustment to record the cash consideration transferred in connection with the GitPrime acquisition.
(2)Adjustment to eliminate intercompany balances between Pluralsight and GitPrime.
(3)Adjustment to record the preliminary fair value of the following identifiable intangible assets (in thousands):

Estimated Fair Value
Developed technology	$24,000
Customer relationships	800
Total	$24,800
(4)Adjustment to record goodwill.
(5)Adjustment to accrue for estimated transaction costs expected to be incurred in closing the transaction.
(6)Adjustment to record acquired deferred revenue at fair value.
(7)Adjustment to remove GitPrime's debt and warrant liabilities that were settled in the acquisition.
(8)Adjustments to remove GitPrime's redeemable convertible preferred stock and stockholders' deficit.

(9)
Adjustments to record the effect of the pro forma adjustments on non-controlling interests. As of December 31, 2018, the non-controlling interests owned a 51.4% interest in the equity of Pluralsight Holdings, LLC ("Pluralsight Holdings").

(10)
Adjustments to record the amortization expense related to the intangible assets acquired as if the acquisition had occurred on January 1, 2018. Estimated amortization expense by intangible asset category and the respective estimated useful life of each intangible asset category are shown below:

	Estimated Fair Value	Estimated Useful Life	Estimated Amortization Expense
Developed technology	$24,000	5 years	$4,800
Customer relationships	800	4 years	200
Total	$24,800		$5,000

(11)
Adjustment to record equity-based compensation expense of $7.4 million associated with option and RSU grants issued to continuing employees of GitPrime as part of the Merger Agreement, as if the acquisition had occurred on January 1, 2018.

(12)	Represents the elimination of interest expense from GitPrime's debt and changes in fair value from financial instruments of GitPrime that were settled in connection with the acquisition.

(13)
Represents the allocation of the GitPrime's net loss and the effect of the pro forma adjustments to the non-controlling interests. The Company's non-controlling interests are presented for periods following Pluralsight, Inc.'s initial public offering ("IPO") and associated reorganization transactions ("Reorganization Transactions"). Income or loss is attributed to the non-controlling interests based on the weighted-average ownership percentages of Pluralsight Holdings limited liability company common units ("LLC Units") outstanding during the period. For the period following the Reorganization Transactions, the non-controlling interests owned approximately 52.3% of the weighted-average LLC Units of Pluralsight Holdings. The adjustment to net loss attributable to non-controlling interests was determined by allocating GitPrime's net loss and the pro forma adjustments to the period following the Reorganization Transactions on a ratable, daily basis.

(14)
Net loss per share of Pluralsight, Inc. is only presented for the period following the Reorganization Transactions. The loss from GitPrime and the pro forma adjustments were attributed to the period following the Reorganization Transactions on a ratable, daily basis and allocated between the controlling and non-controlling interests as described above.